UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2012

GREENWOOD GOLD RESOURCES, INC.
Exact name of registrant as specified in its charter

Nevada	000-53614	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4285 SW Martin Highway, Palm City FL	34990
(Address of principal executive offices)	(Zip Code)

(886 788 4474)
Registrant’s telephone number, including area code

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5.  CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 14, 2012, the Board of Directors of Greenwood Gold Resources, Inc., a corporation organized under the laws of the State of Nevada (the “Company”), authorized the execution of that certain acquisition agreement (the “Acquisition Agreement”) between the Company and Oceanview Real Estate Company Ltd. a private company organized under the laws of Canada (“ORE”). In accordance with the terms and provisions of the Acquisition Agreement,  the Company acquired all of ORE’s right, title and interest in and to real property located in Ecuador, known as the Hacienda Juval, consisting of approximately 80,197 hectares (the “Property”).

In further accordance with the terms and provisions of the Acquisition Agreement,  Branislav Jovanovic resigned as the President/Chief Executive Officer, Secretary, Treasurer/Chief Financial Officer and a member of the Board of Directors of the Company effective as of February 15, 2012. Mr. Jovanovic did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Subsequently, Charles Miller was appointed as the President/Chief Executive Officer, Secretary, Treasurer/Chief Financial Officer and sole member of the Board of Directors of the Company effective February 15, 2012 to serve until his successor is duly elected. .

Charles Miller. During the prior thirty years, Mr. Miller has been involved in real estate development and in the oil and gas industry. Mr. Miller has been a project development specialist leading multiple large scale developments from the concept and design stages to their completions in both the tourism and oilfield industries.

Mr. Miller focused his practice in real estate development in Central and South America. He also began his professional career in 1979 in the world renowned Canadian oilfield industry where he worked as an engineer, drilling consultant and bending engineer. Mr. Miller has also held consulting positions within the Veilleux Management and Pinnacle Hotel Consulting firms which, in turn, held management contracts with Deloitte and Touch. The aforementioned companies specialized in hotel turn arounds, which allowed for the successful sales of multiple properties. Mr. Miller’s work in consulting gave him the knowledge and ability to understand the hotelier business, which then enabled him to operate his own hotels. Mr. Miller subsequently proceeded to step out on his own in 1989 through investing in the international tourism industry. This new endeavor made it possible for Mr. Miller to gain extensive contacts in the United States of America and within Europe; and gave him an insight into the workings of international finance and business development. As a result of his prior experience, Mr. Miller has created a large financial base affording him the possibilities to participate in and develop projects around the world.

Mr Miller is currently involved in building the famous Poseidon Building in Manta Ecuador www.oceanview-real-estate.com. Mr. Miller is also the chief executive officer and president of the development company, Oceanview Real Estate Company Inc , and general manager of Oceanview Real Estate Company S.A, which is an operating company in Ecuador accountable for strategic alliances with industry, finance, and government leaders. Mr. Miller is also currently a director and chief executive officer of Wapiti Waste Management and Advanced Flush Systems.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.
Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREENWOOD GOLD RESOURCES INC.

Dated: February 23, 2012	By:	/s/ Charles Miller
	Name:	Charles Miller
`	Title:	President/Chief Executive Officer